Exhibit 6.5

July 9, 2018

Blue Ridge Enterprises, LLC

RE: KISS financing

Dear Don:

This letter confirms the agreement (the “Agreement”) between Electromedical Technologies, Inc., a Delaware corporation (the “Company”), to Blue Ridge Enterprises, LLC, a California limited liability company (the “Investor”), in consideration of the Investor’s investment in the Company pursuant to that certain KISS dated July 9, 2018 (the “KISS”).

Capitalized terms that are not defined herein will be defined as set forth in the KISS. Upon execution by all parties hereto, this Agreement will constitute a binding agreement among the parties hereto that may not be amended without such parties’ written consent.

1.	Definitions:

(a) “Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

(b) "Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(c) “Permitted Transfer” means a Transfer:

(i) to any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, the Investor. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings;

(ii) pursuant to a merger, consolidation or other business combination of the Company with a Third Party Purchaser that has been approved in accordance with the Company’s by-law, Certificate of Incorporation and other agreements (if applicable);

(iii) of Common Stock on the OTC Markets, Nasdaq SmallCap Market, Nasdaq National Market, American Stock Exchange or The New York Stock Exchange, Inc.

(d) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

Corporate: 16561 N 92nd Street, Suite 101, Scottsdale, AZ 85260

Toll free: +1.888.880.7888 * Tel: +1.480.292.8976 * Fax: +1.480.452.1518

(e) “Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (i) does not directly or indirectly own or have the right to acquire any outstanding Common Stock or (ii) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Common Stock.

(f) “Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person.

2.	Right of First Refusal:

(a) If at any time the Investor receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of (i) the Common Stock issued or issuable upon the conversion of the KISS or (ii) the KISS (the "Offered Securities") owned by the Investor and the Investor desires to Transfer the Offered Securities (other than Permitted Transfers), then the Investor must first make an offering of the Offered Securities to the Company in accordance with the provisions of this Section 2.

(b) The Offering Stockholder shall, within five days of receipt of the offer from the Third Party Purchaser, give written notice (the "Investor Notice") to the Company stating that it has received a bona fide offer from a Third Party Purchaser and specifying:

(i) the number of Offered Securities for Common Stock or the amount of Purchase Price for the KISS to be Transferred by the Investor;

(ii) the identity of the Third Party Purchaser;

(iii) the per share purchase price or price for the KISS or portion thereof and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv) the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 Business Days from the date of the Notice.

The Investor Notice shall constitute the Investor’s offer to Transfer the Offered Securities to the Company, which offer shall be irrevocable until the end of the Notice Period (defined below).

(c) By delivering the Investor Notice, the Investor represents and warrants to the Company that: (i) the Investor has full right, title and interest in and to the Offered Securities; (ii) the Investor has all the necessary power and authority and has taken all necessary action to Transfer such Offered Securities as contemplated by this Section1; and (iii) the Offered Securities are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d) Upon receipt of the Investor Notice, the Company shall have 10 Business Days (the "Notice Period") to elect to purchase all (and not less than all) of the Offered Securities by delivering a written notice (a "Company Notice") to the Investor stating that it offers to purchase such Offered Shares on the terms specified in the Investor Notice. Any Company Notice shall be binding upon delivery and irrevocable by the Company.

(e) If the Company does not deliver a Company Notice in accordance with Section 2(d), the Investor may, during the 60 Business Day period immediately following the expiration of the Notice Period, which period may be extended for a reasonable time not to exceed 90 Business Days to the extent reasonably necessary to obtain any Government Approvals (the "Waived Transfer Period"), Transfer all of the Offered Securities to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Investor Notice. If the Investor does not Transfer the Offered Securities within such period or, if such Transfer is not consummated within the Waived Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Securities shall not be Transferred to the Third Party Purchaser unless the Investor sends a new Notice in accordance with, and otherwise complies with, this Section 2.

(g) The Investor and the Company shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 2, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(h) At the closing of any Transfer pursuant to this Section 2, the Investor shall deliver to the Company the certificate or certificates representing the Offered Securities to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Company by certified or official bank check or by wire transfer of immediately available funds.

3.  Termination. This Agreement and the rights and obligations described herein will terminate and be of no further force or effect upon the earliest to occur of: (a) the conversion of the entire purchase price under the KISS; or (b) the cancellation of the KISS.

4.  Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the date first above written.

Very truly yours,
Electromedical Technologies, Inc.

By:	/s/ Matthew N. Wolfson
Name: Matthew N. Wolfson
Title: CEO

Agreed to and accepted:
Blue Ridge Enterprises, LLC

By:	/s/ Donald Steinberg
Name: Donald Steinberg
Title: Manager

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